Exhibit 99.2

RISK FACTORS

In addition to risks described in our Annual Report on Form 10-K for the year ended December 31, 2011, and in Exhibit 99.3 to our Current Report on Form 8-K filed with the United States Securities and Exchange Commission (the “SEC”) on April 10, 2012, the following risks may affect us following consummation of the Merger. These are not the only ones facing us; additional risks and uncertainties not presently known to us, or that we currently see as immaterial, may also harm us.

References in these Risk Factors to “Heckmann,” the “Company,” “we,” “us” and “our” refer to Heckmann Corporation and its consolidated subsidiaries; references to “Power Fuels” are to Badlands Power Fuels, LLC, and its subsidiaries and references to “TFI” are to TFI Holdings, Inc. and its subsidiary, Thermo Fluids Inc., which were acquired by the Company on April 10, 2012. References to the “Merger” are to the November 30, 2012, merger of Badlands Power Fuels, LLC with and into a wholly-owned subsidiary of Heckmann Corporation.

Risks Related to the Merger

Certain of the benefits we expect from the Merger are based on projections and assumptions, which are uncertain and subject to change.

Management has made certain estimates and assumptions with respect to certain benefits that it expects from the Merger that affect the reported amounts of earnings, assets, liabilities, revenues, expenses, earnings per share and related information included in our and Power Fuels’ historical consolidated financial statements as well as other financial information, including pro forma financial information, and financial measures derived from that information. These estimates and assumptions may prove to be inaccurate or may change in the future, and actual results could differ materially from those estimates or assumptions. There can be no assurance that we will realize any anticipated benefits as a result of the Merger. If the estimates are not realized or we do not achieve the perceived benefits of the Merger, including perceived benefits to our cash flows and adjusted EBITDA, earnings and earnings per share, as rapidly or to the extent anticipated, the market price of our common stock may decline or our business and financial results could be negatively impacted.

We incurred significant additional indebtedness in connection with the Merger, which imposes operating and financial restrictions on us which, together with the resulting debt service obligations, could significantly limit our ability to execute our business strategy and increase the risk of default under our debt obligations.

As a result of the Merger, we incurred additional indebtedness, raising funds as an add-on to our 9.875% Senior Notes due 2018 (the “Notes”), as well as borrowings under our $325.0 million amended senior secured credit facility (the “Amended Credit Agreement”). To fund the cash portion of the Merger and pay related fees and expenses, we completed a $150 million add-on to our Notes, and incurred incremental net indebtedness of approximately $147 million under our Amended Credit Agreement.

The Amended Credit Agreement requires us to comply with certain financial maintenance covenants. In addition, the terms of the Notes and the Amended Credit Agreement also include certain covenants restricting or limiting our ability to take certain actions. These covenants may adversely affect our ability to finance future operations or limit our ability to pursue certain business opportunities or take certain corporate actions. The covenants may also restrict our flexibility in planning for changes in our business and the industry and make us more vulnerable to economic downturns and adverse developments. The documentation governing our new indebtedness has not been finalized and, accordingly, the actual terms may further restrict our operation of our business.

Our ability to meet our cash requirements, including our debt service obligations will be dependent upon our operating performance, which will be subject to general economic and competitive conditions and to financial, business and other factors affecting our operations, many of which are or may be beyond our control. We cannot provide assurance that our business operations will generate sufficient cash flows from operations to fund these cash requirements and debt service obligations. If our operating results, cash flow or capital resources prove inadequate, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt and other obligations. If we are unable to service our debt, we could be forced to reduce or delay planned expansions and capital expenditures, sell assets, restructure or refinance our debt or seek additional equity capital, and we may be unable to take any of these actions on satisfactory terms or in a timely manner. Further, any of these actions may not be sufficient to allow us to service our debt obligations or may have an adverse impact on our business. Our debt agreements may limit our ability to take certain of these actions. Our failure to generate sufficient operating cash flow to pay our debts or to successfully undertake any of these actions could have a material adverse effect on us.

In addition, the degree to which we may be leveraged as a result of the indebtedness incurred in connection with the Merger or otherwise could materially and adversely affect our ability to obtain additional financing for working capital, capital expenditures, acquisitions, debt service requirements or other purposes, could make us more vulnerable to general adverse economic, regulatory and industry conditions, could limit our flexibility in planning for, or reacting to, changes and opportunities in the markets in which we compete, could place us at a competitive disadvantage compared to our competitors that have less debt or could require us to dedicate a substantial portion of our cash flow to service our debt.

If we are unable to manage our growth profitably, our business, financial results and cash flow could suffer.

Our future financial results will depend in part on our ability to profitably manage our growth on a combined basis with Power Fuels. Management will need to maintain existing customers and attract new customers, recruit, retain and effectively manage employees, as well as expand operations and integrate customer support and financial control systems. If integration-related expenses and capital expenditure requirements are greater than anticipated, or if we are unable to manage our growth profitably after the Merger, our financial results and our cash flow may decline.

Although we expect that the Merger will result in benefits to us, we may not realize those benefits because of integration difficulties.

Integrating the operations of Power Fuels successfully or otherwise realizing any of the anticipated benefits of the Merger, including anticipated cost savings and additional revenue opportunities, involves a number of challenges. The failure to meet these integration challenges could seriously harm our results of operations and our cash flow may decline as a result.

Realizing the benefits of the Merger will depend in part on the integration of information technology, operations, personnel and sales force. These integration activities are complex and time-consuming and we may encounter unexpected difficulties or incur unexpected costs, including:

•	our inability to achieve the operating synergies and cost savings anticipated in the Merger, which would prevent us from achieving the positive earnings gains expected as a result of the Merger;

•	diversion of management attention from ongoing business concerns to integration matters;

•	difficulties in consolidating and rationalizing information technology platforms and administrative infrastructures;

•	complexities associated with managing the combined businesses and consolidating multiple physical locations;

•	difficulties in integrating personnel from different corporate cultures;

•	challenges in demonstrating to our customers, including customers of Power Fuels, that the Merger will not result in adverse changes in customer service standards or business focus; and

•	possible cash flow interruption or loss of revenue as a result of change of ownership transitional matters related to the Merger.

We may not successfully integrate the operations of the businesses of Power Fuels in a timely manner, and we may not realize the anticipated operating synergies and net reductions in costs and expenses and other benefits of the Merger to the extent, or in the timeframe, anticipated. In addition to the integration risks discussed above, our ability to realize these net reductions in costs and expenses and other benefits and synergies could be adversely impacted by practical or legal constraints on our ability to combine operations.

The Merger may cause disruptions in the business of Power Fuels or the business of the Company, which could have an adverse effect on our business, financial condition or results of operations.

The announcement and pendency of the Merger and post-closing integration efforts may have caused or could cause disruptions in the business of Power Fuels or of the Company. Specifically:

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current and prospective employees of Power Fuels and its subsidiaries may experience uncertainty about their future roles with us, which might adversely affect the ability of Power Fuels to retain key personnel and attract new personnel;

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current and prospective customers of Power Fuels may experience uncertainty about the ability of Power Fuels to meet their needs, which might cause customers to seek other suppliers for the products and services provided by Power Fuels; and

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management’s attention has been focused on the Merger, which may have diverted, and may continue to divert management’s attention from the core business of Power Fuels and other opportunities that could have been beneficial to Power Fuels or the Company.

These disruptions could be exacerbated by a delay in the completion of the integration of Power Fuels following closing of the Merger and could have an adverse effect on the business, financial condition or results of operations of Power Fuels and on us.

Failure to retain key employees and skilled workers could adversely affect our business following the Merger.

Our performance following the Merger could be adversely affected if we are unable to retain certain key employees and skilled workers of Heckmann and Power Fuels, including Mark D. Johnsrud, who became our Chief Executive Officer upon completion of the Merger, and Richard J. Heckmann, our former Chairman and Chief Executive Officer, who became our Executive Chairman upon completion of the Merger. Our ability to expand our operations depends in part on our ability to increase the size of our skilled labor force. The loss of the services of one or more of these key employees or the inability to employ or retain skilled workers could adversely affect our future operating results. The demand for skilled workers is high and the supply is limited, particularly in the Bakken Shale area. In addition, current and prospective employees of Power Fuels and of Heckmann may experience uncertainty about their future roles with the Company for a period after the Merger is completed. This may adversely affect our ability to attract and retain key personnel.

Our new Chief Executive Officer’s limited experience managing a publicly traded company may divert management’s attention from operations and could harm our business.

Mr. Johnsrud has not previously been the chief executive officer of a publicly traded company and has no prior experience managing a publicly traded company and complying with federal securities laws, including compliance with disclosure requirements on a timely basis. Our management may be required to divert its attention from operational matters to compliance and reporting requirements, which could harm our business.

The completion of the Merger may cause our management to divert its attention to the integration of Power Fuels into the Company, which may cause disruptions to our business and have an adverse effect on our business, financial condition or results of operations.

Our future financial results will also depend in part on our ability to properly integrate Power Fuels’ business with our existing business. Our management will need to devote substantial attention to the integration process, before and after closing, at the same time as managing our operations. If management’s attention is substantially diverted away from our operations, this may have an adverse effect on our business, financial condition or results of operations and our cash flow may decline.

The Merger with Power Fuels and our recent acquisition of TFI makes evaluating our operating results difficult given the significance of these transactions, and historical and unaudited pro forma financial information may not give you an accurate indication of how we will perform in the future.

The Merger and the acquisition of TFI may make it more difficult for us to evaluate and predict our future operating performance. Neither our historical results of operations, nor the separate pre-acquisition financial information of Power Fuels or TFI, give effect to these transactions; accordingly, such historical financial information does not necessarily reflect what our, Power Fuels’ or TFI’s financial position, operating results and cash flows will be in the future on a consolidated basis following consummation of the acquisition. Unaudited pro forma financial information giving effect to the Merger and the acquisition of TFI, which we expect to provide within the time frames required by SEC rules, will not represent, and should not be relied upon as reflecting, what our financial position, results of operations or cash flows actually would have been if the transactions referred to therein had been consummated on the dates or for the periods indicated, or what such results will be for any future date or any future period.

Our future results of operations could be adversely affected if the goodwill recorded in the Merger subsequently requires impairment.

We will record an asset called “goodwill” equal to the excess amount we pay for Power Fuels over the fair values of the assets and liabilities acquired and identified intangible assets to be allocated to Power Fuels. The amount of goodwill on our consolidated balance sheet will increase substantially as a result of the Merger. The Financial Accounting Standards Board ASC Topic 350 “Intangibles – Goodwill and Other” provides specific guidance for testing goodwill and other non-amortized intangible assets for impairment. The testing of goodwill and other intangible assets for impairment requires us to make significant estimates about our future performance and cash flows, as well as other assumptions. These estimates can be affected by numerous factors, including changes in the definition of a business segment in which we operate; changes in economic, industry or market conditions; changes in business operations; changes in competition; or potential changes in the share price of our common stock and market capitalization. Changes in these factors, or changes in actual performance compared with estimates of our future performance, could affect the fair value of goodwill or other intangible assets, which may result in an impairment charge. We cannot accurately predict the amount or timing of any impairment of assets. Should the value of our goodwill or other intangible assets become impaired, it could have a material adverse effect on our consolidated results of operations and could result in our incurring net losses in future periods.

It is likely that the issuance of our common stock to Owner in the Merger would result in a limitation on our ability to use our net operating losses and other tax attributes to reduce future income tax liabilities.

It is likely that the issuance of our common stock to Owner in the Merger would cause an ownership change for purposes of Section 382 of the United States Internal Revenue Code. In the

event of an ownership change, Section 382 of the United States Internal Revenue Code limits the amount of pre-change net operating losses and other tax attributes that can be used to offset post-change taxable income after the ownership change occurs.

Risks Related to Power Fuels

Power Fuels is subject to many of the same business risks as our Fluids Management Division.

As an environmental services company providing water delivery and disposal, fluids transportation and handling, water sales and related equipment rental services for unconventional oil and gas exploration and production businesses, Power Fuels is subject to many of the same risks faced by our Fluids Management Division (formerly referred to as Heckmann Water Resources or HWR). For example, the following Risk Factor included in Exhibit 99.3 to our Current Report on Form 8-K filed with the SEC on April 10, 2012, continues to apply to our Fluids Management business and is also applicable to Power Fuels. Like other operators in oil-rich shales (including our Fluids Management business), Power Fuels is experiencing increasing competition and pricing pressure in the Bakken Shale as competitors have repositioned equipment and resources from natural gas shale areas to oil and liquids-rich shale areas, and as drilling growth trends have recently moderated in response to a more uncertain geopolitical and oil price environment, which have affected and may continue to affect utilization rates, revenues and profit margins:

Our Fluids Management Division’s business depends on spending by the oil and natural gas industry in the United States, and this spending and our business has been, and may continue to be, adversely affected by industry and financial market conditions that are beyond our control.

We depend on our customers’ willingness to make operating and capital expenditures to explore, develop and produce oil and natural gas in the United States. Declines in these expenditures, due to the low natural gas price environment or other factors, could result in project modification, delays or cancellations, general business disruptions, and delays in, or nonpayment of, amounts owed to us. Customers’ expectations for lower market prices for oil and natural gas, as well as the availability of capital for operating and capital expenditures, may also cause our customers to curtail spending, thereby reducing demand for our services.

Industry conditions are influenced by numerous factors over which we have no control, including:

•	the domestic and worldwide price and supply of natural gas, natural gas liquids and oil, including the natural gas inventories and oil reserves of the United States;

•	changes in the level of consumer demand;

•	the price and availability of alternative fuels;

•	weather conditions;

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•	the availability, proximity and capacity of pipelines, other transportation facilities and processing facilities;

•	the level and effect of trading in commodity futures markets, including by commodity price speculators and others;

•	the nature and extent of domestic and foreign governmental regulations and taxes;

•	the ability of the members of the Organization of Petroleum Exporting Countries to agree to and maintain oil price and production controls;

•	political instability or armed conflict in oil and natural gas producing regions;

•	currency exchange rates; and

•	overall domestic and global economic and market conditions.

The volatility of the oil and natural gas industry and the impact on exploration and production activity could adversely impact the level of drilling activity by some of our customers or in some of the regions in which we operate. For example, natural gas spot prices have fallen significantly since late 2011 and the number of active drilling rigs operating in the Haynesville, Barnett and Marcellus Shale areas has declined with many of these rigs moving to other oil- and liquids-rich shale areas such as the Utica, Eagle Ford, Bakken and Permian Basin. This transition in exploration and production activity has caused and may continue to cause a decline in the demand for our services in affected regions where we operate and has adversely affected and may continue to affect the price of our services and the financial results of our operations. In addition, reduced discovery rates of new oil and natural gas reserves in our market areas also may have a negative long-term impact on our business, even in an environment of stronger oil and natural gas prices, due to reduced fracking activity and reduced produced water from existing producing wells to the extent existing production is not replaced and the number of producing wells for us to service declines.

Recent declines in natural gas prices have caused many oil and natural gas producers to announce reductions in capital budgets for future periods. Limitations on the availability of capital, or higher costs of capital, for financing expenditures may cause these and other oil and natural gas producers to make additional reductions to capital budgets in the future even if commodity prices increase from current levels. These cuts in spending have curtailed drilling programs as well as discretionary spending on well services, which have also adversely affected and may continue to affect the demand for our services, the rates we can charge and our utilization. In addition, certain of our customers could become unable to pay their vendors and service providers, including us, and we increased our bad debt reserve in 2011 to reflect this development. Any of these conditions or events could adversely affect our operating results and cash flows.

Other risks affecting Power Fuels include the risks set forth under “Risks Related to Our Company” and “Risks Related to Environmental and Other Governmental Regulation” in Exhibit 99.3 to our Current Report on Form 8-K filed with the SEC on April 10, 2012.

Power Fuels depends on certain key customers for a significant portion of its revenues. The loss of any of these key customers could result in a decline in our business after the Merger.

Power Fuels relies on a limited number of customers for a significant portion of its revenues. For the year ended December 31, 2011, Power Fuels’ three largest customers, Hess Corporation, Whiting Oil & Gas Corporation and Denbury Onshore, LLC accounted for approximately 24%, 22% and 7%, respectively, of Power Fuels’ total revenues. The loss of all, or even a portion of, the revenues from these customers, as a result of competition, market conditions or otherwise could have a material adverse effect on our business, results of operations, financial condition and cash flows after the Merger.

The supply of critical infrastructure assets, in particular housing for Power Fuels’ employees, in the Bakken Shale area are not able to keep pace with the rapid growth in the region caused by the boom in the energy and environmental services industry.

The Bakken Shale area has experienced a rapid increase in population over the past several years, as a result of the increasing drilling activity, which has outpaced the ability of the public and private sectors to provide certain critical infrastructure and services to support the influx of people into the region. As a result, there is a shortage of fixed housing in the region, making it difficult for operators or other businesses to attract quality, long-term personnel. Through an entity he controls, but which was not included in the Merger, Mr. Johnsrud owns fixed-housing units in the Bakken Shale area that he made available for rent to employees of Power Fuels. Prior to the Merger, Power Fuels’ employees had priority access to rent the housing owned by this entity. Although there is no formal arrangement with Mr. Johnsrud to ensure that Power Fuels’ employees have continued access to rent the housing owned by his entity after the Merger is completed, we believe that, following the Merger, Power Fuels’ employees will continue to have access to rent such housing. Power Fuels’ employees will not be entitled to any preference in access to rent such housing and there can be no assurance that there will be sufficient housing available for all of Power Fuels’ employees.

As a public company, our business is subject to regulations regarding corporate governance, disclosure controls, internal control over financial reporting and other compliance areas, which increase both our costs and the risk of noncompliance with applicable laws.

We are subject to the reporting requirements of the United States Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the rules and regulations of the NYSE. Prior to the Merger, Power Fuels was a privately owned company and not subject to these rules and regulations. Upon closing of the Merger, our legal, accounting and financial compliance costs will increase in order to bring Power Fuels into compliance with corporate governance disclosure controls, particularly the Sarbanes-Oxley Act. The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal controls over financial reporting. This will require us to incur substantial accounting expense and expend significant management efforts. If we are not able to comply with the requirements of the Sarbanes-Oxley Act, the market price of our stock could decline and we could be subject to sanctions or investigations by the NYSE, the SEC or other regulatory authorities.

Power Fuels may have liabilities that are not known, probable or estimable at this time.

As a result of the Merger, Power Fuels became our subsidiary and we effectively assumed all of its liabilities, whether or not asserted. There could be unasserted claims or assessments that we failed or were unable to discover or identify in the course of performing due diligence investigations of Power Fuels. In addition, there may be liabilities that are neither probable nor estimable at this time which may become probable and estimable in the future. Any such liabilities, individually or in the aggregate, could have a material adverse effect on our business. We may learn additional information about Power Fuels that adversely affects us, such as unknown, unasserted or contingent liabilities and issues relating to compliance with applicable laws.

Risks Related to our Indebtedness

Our substantial level of indebtedness could adversely affect our financial condition and prevent us from fulfilling our obligations under our indebtedness.

As of September 30, 2012, after giving effect to the Merger, the related financing transactions and the application of the net proceeds therefrom, we have (a) approximately $569 million of indebtedness outstanding on a consolidated basis, of which approximately $169 million (including approximately $21 million of capital leases) is secured and (b) approximately $177 million of anticipated availability (less approximately $1 million used for letters of credit) under our Amended Credit Agreement. Borrowings under our Amended Credit Agreement effectively rank senior to our unsecured indebtedness, including our $400.0 million of unsecured Notes, to the extent of the value of the assets securing such debt. Our substantial level of indebtedness increases the risk that we may be unable to generate cash sufficient to pay amounts due in respect of our indebtedness. Our substantial level of indebtedness could have other important consequences. For example, our level of indebtedness and the terms of our debt agreements may:

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make it more difficult for us to satisfy our financial obligations under our other indebtedness and our contractual and commercial commitments and increase the risk that we may default on our debt obligations;

•	prevent us from raising the funds necessary to repurchase Notes tendered to us if there is a change of control, which would constitute a default under the indenture governing the Notes;

•	heighten our vulnerability to downturns in our business, our industry or in the general economy and restrict us from exploiting business opportunities or making acquisitions;

•	limit management’s discretion in operating our business;

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require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, and other general corporate purposes;

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require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, and other general corporate purposes;

•	place us at a competitive disadvantage compared to our competitors that have less debt;

•	limit our ability to borrow additional funds; and

•	limit our flexibility in planning for, or reacting to, changes in our business, the industry in which we operate or the general economy.

Each of these factors may have a material and adverse effect on our financial condition and viability. Our ability to make payments with respect to the Notes and to satisfy our other debt obligations will depend on our future operating performance, which will be affected by prevailing economic conditions and financial, business and other factors affecting our Company and industry, many of which are beyond our control. In addition, the indenture governing the Notes and the Amended Credit Agreement contain financial and other restrictive covenants that will our ability to engage in activities that may be in our long-term best interests. Our failure to comply with those covenants could result in an event of default that, if not cured or waived, could result in the acceleration of all of our debt.

Borrowings under our Amended Credit Agreement bear interest at variable rates. If we were to borrow funds and these rates were to increase significantly, our ability to borrow additional funds may be reduced and the risks related to our substantial indebtedness would intensify. While we may enter into agreements limiting our exposure to higher interest rates, any such agreements may not offer complete protection for this risk.

Despite existing debt levels, we may still be able to incur substantially more debt, which would increase the risks associated with our leverage.

Even with our existing debt levels, we and our subsidiaries may be able to incur substantial amounts of additional debt in the future, some or all of which may be secured. As of September 30, 2012, after giving effect to the Merger, the related financing transactions and the application of the net proceeds therefrom, we have (a) approximately $569 million of indebtedness outstanding on a consolidated basis, of which approximately $169 million (including approximately $21 million of capital leases) is secured and (b) approximately $177 million of anticipated availability (less approximately $1 million used for letters of credit) under our Amended Credit Agreement. In addition, the indenture governing the Notes and the Amended Credit Agreement allow us to issue additional debt, including additional notes, under certain circumstances, which may be guaranteed by our subsidiaries. Although the terms of the Amended Credit Agreement and the indenture governing the Notes limit our ability to incur additional debt, these terms do not and will not prohibit us from incurring substantial amounts of additional debt for specific purposes or under certain circumstances, some or all of which may be secured. If new debt is added to our and our subsidiaries’ current debt levels, the related risks that we and they now face could intensify and could further exacerbate the risks associated with our leverage.

We may not be able to generate sufficient cash flow to meet our debt service, lease payments and other obligations due to events beyond our control.

Our ability to generate cash flows from operations, to make scheduled payments on or refinance our indebtedness and to fund working capital needs and planned capital expenditures will depend on our future financial performance and our ability to generate cash in the future. Our future financial performance will be affected by a range of economic, financial, competitive, business and other factors that we cannot control, such as general economic, legislative, regulatory and financial conditions in our industry, the economy generally or other risks described in our reports filed with the SEC. A significant reduction in operating cash flows resulting from changes in economic, legislative or regulatory conditions, increased competition or other events beyond our control could increase the need for additional or alternative sources of liquidity and could have a material adverse effect on our business, financial condition, results of operations, prospects and our ability to service our debt and other obligations. If we are unable to service our indebtedness or to fund our other liquidity needs, we may be forced to adopt an alternative strategy that may include actions such as reducing or delaying capital expenditures, selling assets, restructuring or refinancing our indebtedness, seeking additional capital, or any combination of the foregoing. If we raise additional debt, it would increase our interest expense, leverage and our operating and financial costs. We cannot assure you that any of these alternative strategies could be effected on satisfactory terms, if at all, or that they would yield sufficient funds to make required payments on our indebtedness or to fund our other liquidity needs. Reducing or delaying capital expenditures or selling assets could delay future cash flows. In addition, the terms of existing or future debt agreements may restrict us from adopting any of these alternatives. We cannot assure you that our business will generate sufficient cash flows from operations or that future borrowings will be available in an amount sufficient to enable us to pay our indebtedness or to fund our other liquidity needs.

If for any reason we are unable to meet our debt service and repayment obligations, we would be in default under the terms of the agreements governing our indebtedness, which would allow our creditors at that time to declare all outstanding indebtedness to be due and payable. This would likely in turn trigger cross-acceleration or cross-default rights between our applicable debt agreements. Under these circumstances, our lenders could compel us to apply all of our available cash to repay our borrowings or they could prevent us from making payments on the Notes or our other indebtedness. In addition, the lenders under our Amended Credit Agreement or other secured indebtedness could seek to foreclose on our assets that are their collateral. If the amounts outstanding under our indebtedness were to be accelerated, or were the subject of foreclosure actions, we cannot assure you that our assets would be sufficient to repay in full the money owed to the lenders or to our other debt holders.

The indenture governing the Notes and the Amended Credit Facility impose significant operating and financial restrictions on us and our subsidiaries that may prevent us from pursuing certain business opportunities and restrict our ability to operate our business.

The indenture governing the Notes and the Amended Credit Agreement contain covenants that restrict our and our restricted subsidiaries’ ability to take various actions, such as:

•	transferring or selling assets;

•	paying dividends or distributions, buying subordinated indebtedness or securities, making certain investments or making other restricted payments;

•	incurring or guaranteeing additional indebtedness or issuing preferred stock;

•	creating or incurring liens;

•	incurring dividend or other payment restrictions affecting restricted subsidiaries;

•	consummating a merger, consolidation or sale of all or substantially all our assets;

•	entering into transactions with affiliates;

•	engaging in business other than a business that is the same or similar, reasonably related, complementary or incidental to our business;

•	designating subsidiaries as unrestricted subsidiaries;

•	making acquisitions;

•	making capital expenditures;

•	entering into sale and leaseback transactions; and

•	prepaying, redeeming or repurchasing debt (including the Stage II Notes) prior to stated maturities.

In addition, our Amended Credit Agreement requires, and any future credit facilities may require, us to maintain minimum cash balances and operating performance levels and comply with specified financial ratios, including regarding net leverage, debt to capitalization, fixed charge coverage or similar ratios. A breach of any of the foregoing covenants under the indenture governing the Notes or the Amended Credit Agreement, as applicable, could result in a default. In addition, any debt agreements we enter into in the future may further limit our ability to enter into certain types of transactions.

We may also be prevented from taking advantage of business opportunities that arise if we fail to meet certain ratios or because of the limitations imposed on us by such restrictive covenants. These restrictions may also limit our ability to plan for or react to market conditions, meet capital needs or otherwise restrict our activities or business plans and adversely affect our ability to finance our operations, enter into acquisitions, execute our business strategy, effectively compete with companies that are not similarly restricted or engage in other business activities that would be in our interest. In the future, we may also incur debt obligations that might subject us to additional and different restrictive covenants that could affect our financial and operational flexibility. We cannot assure you that we will be granted waivers or amendments to the indenture governing the Notes, the Amended Credit Agreement or such other debt obligations if for any reason we are unable to comply with our obligations thereunder or that we will be able to refinance our debt on acceptable terms or at all should we seek to do so.

The covenants described above are subject to important exceptions and qualifications. Our ability to comply with these covenants will likely be affected by events beyond our control, and we cannot assure you that we will satisfy those requirements. A breach of any of these provisions could result in a default under such indenture, Amended Credit Agreement or other debt obligation, or any future credit facilities we may enter into, which could allow all amounts outstanding thereunder to be declared immediately due and payable, subject to the terms and conditions of the documents governing such indebtedness. If we were unable to repay the accelerated amounts, our secured lenders could proceed against the collateral granted to them to secure such indebtedness. This would likely in turn trigger cross-acceleration and cross-default rights under any other credit facilities and indentures. If the amounts outstanding under the Notes or any other indebtedness outstanding at such time were to be accelerated or were the subject of foreclosure actions, we cannot assure you that our assets would be sufficient to repay in full the money owed to the lenders or to our other debt holders.